CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Connors Funds and to the use of our report dated January 27, 2023 on the financial statements and financial highlights of Connors Hedged Equity Fund, a series of shares of beneficial interest in Connors Funds. Such financial statements and financial highlights appear in the November 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 30, 2023